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                                                                   Exhibit 10.24

                              (Summary Translation)
                                 LOAN AGREEMENT

This AGREEMENT is made by and between Suzhou Liouxin Industry Co., Ltd. (hereinafter referred to as "Party A") and Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as "Party B").

Whereas, Party B, currently in its early stage of operations, is in need of funds to finance its operations and wishes to borrow loans from Party A.

NOW, THEREFORE, Party A and Party B, subject to the terms and conditions set forth herein, agree as follows:

1. Loan amount: Party A shall lend to Party B US$8 million or its equivalent amount in Renminbi (hereinafter referred to as the "Principal" or "Principal Amount").

2.   Interest rate: The loan shall be interest free.

3. Use of the loan proceeds: The loan proceeds shall be used by Party B to purchase equipment and raw materials necessary for its productions and for other purposes as consented to by Party A.

4. Source of the loan: Party A undertakes that the source of funds lent to Party B is legal. Except for the obligation to repay the Principal and Interest of the loan to Party A in accordance with this Agreement, Party B shall not be required to pay any financing expenses incurred by Party A to any third party.

5. Loan advancement: Party A shall advance the Principal Amount to Party B in one lump sum upon the execution of this Agreement.

6. Loan term: Party B shall repay the Principal Amount as borrowed under this Agreement on December 25, 2006 or within three business days thereafter.

7. Loan repayment: The parties agree that Party B shall repay the loan to Party A or any third party designated by Party A in one lump sum or in installments, and the parties shall separately agree on the particulars of such repayment.

8. Remedies for breach: (1) Party A has the right to require partial or full repayment of the outstanding Principal Amount and accrued but unpaid Interest thereof should Party B fail to use the loan in accordance with this Agreement; and (2) Party B shall repay the outstanding Principal Amount and accrued but unpaid Interest thereof in accordance with this Agreement. Should Party B request an extension of the loan, Party B shall inform Party A of such intention at least 15 days prior to the due date. If Party B fails to repay any loan amount according to this Agreement, Party A shall have the right to demand repayment of the outstanding Principal Amount and accrued but unpaid Interest thereof and shall also have the right to seek damages calculated at 0.01% of the outstanding loan amount per day.

9. Dispute resolution: The parties shall resolve all disputes arising from or in connection with this Agreement through consultation. If the parities cannot reach an agreement through such consultations, both parties agree to submit the disputes to the Shanghai Branch of China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration. The arbitration shall be conducted in accordance with the rules and procedures of CIETAC then in effect. The arbitration award by CIETAC shall be final and binding upon both parties.
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10.  Miscellaneous: (1) Except as permitted by laws and administrative regulations, neither party may modify or terminate this Agreement without the consent of the other party; (2) this Agreement shall become effective upon signing by both parties; and (3) this Agreement shall be signed in two original copies, and each party shall keep one copy hereof.


PARTY A
Suzhou Liouxin Industry Co., Ltd. (sealed)


PARTY B
Jiangxi LDK Solar Hi-Tech Co., Ltd. (sealed)


Date: July 24, 2006 in Suzhou